                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. ___)

                              Tarrant Apparel Group
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    876289109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 4, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule          [ ]  Rule 13d-1(b)
pursuant to which this Schedule is filed:                [X]  Rule 13d-1(c)
                                                         [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP No. 876289109                                           Page 2 of 11 Pages
-------------------                                           ------------------


   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Atlas Capital (Q.P.), L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]



--------------------------------------------------------------------------------
   3       SEC USE ONLY



--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                                   337,500

                              --------------------------------------------------
                                   6      SHARED VOTING POWER

                                                   0
        NUMBER OF
          SHARES              --------------------------------------------------
       BENEFICIALLY                7      SOLE DISPOSITIVE POWER
         OWNED BY
           EACH                                    337,500
        REPORTING
          PERSON              --------------------------------------------------
           WITH                    8      SHARED DISPOSITIVE POWER

                                                   0

--------------------------------------------------------------------------------
            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             337,500

--------------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
                    EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             1.2%

--------------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                             PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP No. 876289109                                           Page 3 of 11 Pages
-------------------                                           ------------------


   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Atlas Capital Master Fund, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]



--------------------------------------------------------------------------------
   3       SEC USE ONLY



--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                                   1,162,500

                              --------------------------------------------------
                                   6      SHARED VOTING POWER

                                                   0
        NUMBER OF
          SHARES              --------------------------------------------------
       BENEFICIALLY                7      SOLE DISPOSITIVE POWER
         OWNED BY
           EACH                                    1,162,500
        REPORTING
          PERSON              --------------------------------------------------
           WITH                    8      SHARED DISPOSITIVE POWER

                                                   0

--------------------------------------------------------------------------------
            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,162,500

--------------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
                    EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             4.2%

--------------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                             PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP No. 876289109                                           Page 4 of 11 Pages
-------------------                                           ------------------


   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Atlas Capital Management, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]



--------------------------------------------------------------------------------
   3       SEC USE ONLY



--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                                   1,500,000

                              --------------------------------------------------
                                   6      SHARED VOTING POWER

                                                   0
        NUMBER OF
          SHARES              --------------------------------------------------
       BENEFICIALLY                7      SOLE DISPOSITIVE POWER
         OWNED BY
           EACH                                    1,500,000
        REPORTING
          PERSON              --------------------------------------------------
           WITH                    8      SHARED DISPOSITIVE POWER

                                                   0

--------------------------------------------------------------------------------
            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,500,000

--------------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
                    EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.4%

--------------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                             HC/PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP No. 876289109                                           Page 5 of 11 Pages
-------------------                                           ------------------


   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    RHA, Inc.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]



--------------------------------------------------------------------------------
   3       SEC USE ONLY



--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                                   1,500,000

                              --------------------------------------------------
                                   6      SHARED VOTING POWER

                                                   0
        NUMBER OF
          SHARES              --------------------------------------------------
       BENEFICIALLY                7      SOLE DISPOSITIVE POWER
         OWNED BY
           EACH                                    1,500,000
        REPORTING
          PERSON              --------------------------------------------------
           WITH                    8      SHARED DISPOSITIVE POWER

                                                   0

--------------------------------------------------------------------------------
            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,500,000

--------------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
                    EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.4%

--------------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                             HC/CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


-------------------                                           ------------------
CUSIP No. 876289109                                           Page 6 of 11 Pages
-------------------                                           ------------------


   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Robert H. Alpert

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [X]



--------------------------------------------------------------------------------
   3       SEC USE ONLY



--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER

                                                   1,500,000

                              --------------------------------------------------
                                   6      SHARED VOTING POWER

                                                   0
        NUMBER OF
          SHARES              --------------------------------------------------
       BENEFICIALLY                7      SOLE DISPOSITIVE POWER
         OWNED BY
           EACH                                    1,500,000
        REPORTING
          PERSON              --------------------------------------------------
           WITH                    8      SHARED DISPOSITIVE POWER

                                                   0

--------------------------------------------------------------------------------
            9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,500,000

--------------------------------------------------------------------------------
            10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)             [ ]
                    EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
            11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.4%

--------------------------------------------------------------------------------
            12      TYPE OF REPORTING PERSON

                             HC/IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 876289109                                           Page 7 of 11 Pages
-------------------                                           ------------------


Item 1(a)         Name of Issuer:

                  Tarrant Apparel Group

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3151 East Washington Boulevard
                  Los Angeles, California 90023

Item 2(a)         Names of Persons Filing:

                  Atlas Capital (Q.P.), L.P., a Texas limited partnership Atlas Capital Master Fund, L.P., a Cayman Islands exempted limited partnership
                  Atlas Capital Management, L.P., a Texas limited partnership RHA, Inc., a Texas corporation
                  Robert H. Alpert, a citizen of the United States of America

Item 2(b)         Address of Principal Business Offices:

                  100 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:

                  See Item 2(a) above.

Item 2(d)         Title of Class of Securities:

                  Common Stock, without par value

Item 2(e)         CUSIP No:

                  876289109

-------------------                                           ------------------
CUSIP No. 876289109                                           Page 8 of 11 Pages
-------------------                                           ------------------


Item 3            Status of Persons Filing:

                  (a)    [ ] Broker or dealer registered under section 15 of
                             the Act (15 U.S.C. 78o);
                  (b)    [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c);
                  (c)    [ ] Insurance company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c);
                  (d)    [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);
                  (e)    [ ] An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);

                  (f)    [ ] An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g)    [ ] A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);
                  (h)    [ ] A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);
                  (i)    [ ] A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)    [ ] Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Atlas Capital (Q.P.), L.P. ("Atlas Capital") is the record holder of 337,500 shares of Common Stock and Atlas Capital Master Fund, L.P. ("Atlas Master Fund") is the record holder of 1,162,500 shares of Common Stock. Atlas Capital Management, L.P. ("Atlas Capital Management") is the investment manager for each of Atlas Capital and Atlas Master Fund, and may therefore be deemed to be the indirect beneficial owner of the shares of Common Stock held of record by Atlas Capital and Atlas Master Fund. RHA, Inc. is the general partner of Atlas Capital Management, and may therefore be deemed to be the indirect beneficial owner of the shares of Common Stock that may be indirectly beneficially owned by Atlas Capital Management. Robert
                          H. Alpert is the President of RHA, Inc., and may therefore be deemed to be the indirect beneficial owner of the shares of Common Stock that may be indirectly beneficially owned by RHA, Inc.

                  (b)     Percent of Class:

                          Atlas Capital (Q.P.), L.P. - 1.2%
                          Atlas Capital Master Fund, L.P. - 4.2%
                          Atlas Capital Management, L.P. - 5.4%
                          RHA, Inc. - 5.4%
                          Robert H. Alpert - 5.4%

-------------------                                           ------------------
CUSIP No. 876289109                                           Page 9 of 11 Pages
-------------------                                           ------------------


                  (c)     Number of shares as to which each person has:

                          (i)  sole power to vote or to direct the vote:

                               Atlas Capital (Q.P.), L.P. - 337,500
                               Atlas Capital Master Fund, L.P. - 1,162,500
                               Atlas Capital Management, L.P. - 1,500,000
                               RHA, Inc. - 1,500,000
                               Robert H. Alpert - 1,500,000

                          (ii) shared power to vote or to direct the vote:

                               Atlas Capital (Q.P.), L.P. - 0
                               Atlas Capital Master Fund, L.P. - 0
                               Atlas Capital Management, L.P. - 0
                               RHA, Inc. - 0
                               Robert H. Alpert - 0

                          (iii)sole power to dispose or to direct the
                               disposition of:

                               Atlas Capital (Q.P.), L.P. - 337,500
                               Atlas Capital Master Fund, L.P. - 1,162,500
                               Atlas Capital Management, L.P. - 1,500,000
                               RHA, Inc. - 1,500,000
                               Robert H. Alpert - 1,500,000

                          (iv) shared power to dispose or to direct the
                               disposition of:

                               Atlas Capital (Q.P.), L.P. - 0
                               Atlas Capital Master Fund, L.P. - 0
                               Atlas Capital Management, L.P. - 0
                               RHA, Inc. - 0
                               Robert H. Alpert - 0

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

-------------------                                          -------------------
CUSIP No. 876289109                                          Page 10 of 11 Pages
-------------------                                          -------------------


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP No. 876289109                                          Page 11 of 11 Pages
-------------------                                          -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 10, 2003


                                              ATLAS CAPITAL (Q.P.), L.P.

                                              By:  Atlas Capital Management,
                                                   L.P., its general partner
                                              By:  RHA, Inc., its general
                                                   partner

                                              By:  /s/ Robert H. Alpert
                                                   -----------------------------
                                                   Robert H. Alpert
                                                   President

                                              ATLAS CAPITAL MASTER FUND, L.P.

                                              By:  Atlas Capital Management,
                                                   L.P., its general partner
                                              By:  RHA, Inc., its general
                                                   partner

                                              By:  /s/ Robert H. Alpert
                                                   -----------------------------
                                                   Robert H. Alpert
                                                   President

                                              ATLAS CAPITAL MANAGEMENT, L.P.

                                              By:  RHA, Inc., its general
                                                   partner

                                              By:  /s/ Robert H. Alpert
                                                   -----------------------------
                                                   Robert H. Alpert
                                                   President

                                              RHA, INC.

                                              By:  /s/ Robert H. Alpert
                                                   -----------------------------
                                                   Robert H. Alpert
                                                   President

                                              /s/ Robert H. Alpert
                                              ----------------------------------
                                              ROBERT H. ALPERT

                                    EXHIBITS


Exhibit
Number            Description
-------           -----------
Exhibit 1         Joint Filing Agreement, dated December 10, 2003, entered into by and among Atlas Capital (Q.P.), L.P., Atlas Capital Master
                  Fund, L.P., Atlas Capital Management, L.P., RHA, Inc. and
                  Robert H. Alpert.